Exhibit 99.1


      EPL Announces Fourth Quarter and Year End Results for 2006

           Reports Record 2006 Annual Production and Revenue


    NEW ORLEANS--(BUSINESS WIRE)--March 1, 2007--Energy Partners, Ltd. ("EPL" or the "Company") (NYSE:EPL) today reported financial and operational results for the fourth quarter of 2006 and the full year, including year end 2006 proved reserves and reserve replacement. The Company also noted that its Board of Directors has scheduled meetings for the week of March 5, 2007 regarding its exploration of strategic alternatives. The Company plans an announcement of the status or recommendations as soon as possible thereafter.

    Financial Results

    For the fourth quarter of 2006, EPL reported a net loss to common stockholders of $52.5 million, or $1.35 per diluted share, compared to net income for the fourth quarter of 2005 of $28.1 million, or $0.69 per diluted share. While EPL's production and revenue were near record highs, the Company said the majority of the net loss for the fourth quarter of 2006 was attributable to $77.9 million of pre-tax, non-cash costs associated with property impairments. The majority of the impairments were associated with onshore South Louisiana properties acquired in early 2005 and were due in large part to lower commodity price forecasts as compared with the prior year. The remaining impairment costs were mainly due to mechanical difficulties encountered in one offshore well located in East Cameron 378. The fourth quarter loss also included a total of $11.9 million of pre-tax costs related to the termination of the merger agreement between EPL and Stone Energy Corporation ("Stone") and legal and financial advisor costs related to the Stone merger, unsolicited offer to acquire EPL by ATS Inc. ("ATS"), a wholly-owned subsidiary of Woodside Petroleum, Ltd. (ASX:WPL), and costs related to EPL's exploration of strategic alternatives. Excluding the after-tax impact of $57.5 million of impairment costs and the Stone, ATS and strategic alternatives costs, EPL's adjusted fourth quarter net income, a non-GAAP measure, would have been $4.9 million or $0.13 per basic share (see reconciliation of adjusted net income in the appendix).

    For the year 2006, the net loss to common stockholders was $50.4 million, or $1.32 per diluted share, compared to net income in 2005 of $72.2 million, or $1.79 per diluted share. The benefit of record annual production and revenue was offset by $84.7 million of non-cash, pre-tax property impairment costs for the full year 2006. The net loss for the year also included $51.5 million of pre-tax costs related to the merger agreement between EPL and Stone and its subsequent termination, and $15.0 million in legal and financial advisor costs associated with the Stone merger, the unsolicited ATS offer, and EPL's exploration of strategic alternatives. Excluding the after-tax impact of $96.8 million of impairment costs, and the costs related to Stone, ATS and strategic alternatives, EPL's adjusted 2006 net income, a non-GAAP measure, would have been $46.4 million or $1.21 per basic share (see reconciliation of adjusted net income in the appendix).

    Revenue for the fourth quarter of 2006 was $111.6 million, up 4% compared to fourth quarter 2005 revenues of $107.3 million. Revenue for the year 2006 was $449.6 million, a 12% increase over 2005 revenues of $402.9 million. Discretionary cash flow, which is cash flow from operations before changes in working capital and exploration expenditures, totaled $65.0 million in the fourth quarter of 2006, versus $98.6 million in the fourth quarter last year. For the full year, discretionary cash flow was $279.1 million compared to $308.8 million in 2005 (see reconciliation of discretionary cash flow in appendix). Cash flow from operations in the most recent quarter was $86.7 million, compared to $16.3 million in the fourth quarter of 2005. Cash flow from operations for 2006 totaled $272.1 million compared to $270.0 million in 2005.

    In the fourth quarter of 2006, production averaged 27,080 barrels of oil equivalent (Boe) per day, compared to 18,583 Boe per day in the fourth quarter of 2005. While the daily average for the fourth quarter of 27,080 Boe per day was up significantly from the third quarter average of 25,421 Boe per day, it was below the Company's guidance range of 28,500 to 30,500 Boe per day. This was due primarily to production start-up delays and higher than anticipated downtime, due to inclement weather and mechanical problems, of which the majority have since been resolved. Natural gas production in the fourth quarter of 2006 averaged 105.7 million cubic feet (Mmcf) per day and oil production averaged 9,465 barrels per day.

    Production for 2006 averaged 25,912 Boe per day, a record high for the Company and a 14% increase over the 2005 average of 22,722 Boe per day. Natural gas production averaged 106.0 Mmcf per day in 2006, and oil production averaged 8,238 barrels per day.

    Price realizations, all of which are stated net of hedging impact, averaged $53.64 per barrel for oil and $6.67 per thousand cubic feet
(Mcf) of natural gas in the fourth quarter of 2006, compared to $45.16 per barrel and $11.39 per Mcf in the fourth quarter of 2005. For 2006, oil price realizations averaged $59.78 per barrel and natural gas averaged $6.96 per Mcf compared to $46.45 per barrel and $8.26 per Mcf in 2005.

    As of December 31, 2006, the Company had cash on hand of $3.2 million, total debt of $317.0 million, and a debt to total capitalization ratio of 46%. The Company also had $83.0 million of remaining capacity available under its bank facility at year-end 2006.

    Richard A. Bachmann, EPL's Chairman and CEO, commented, "Our fourth quarter results were clearly overshadowed by the impairments of properties, in large part related to properties purchased in 2005 in our onshore South Louisiana acquisition. The exploratory success we have enjoyed onshore over the last two years has been offset by the significant negative reserve revisions we took at the end of 2005 on the reserves we acquired and the subsequent impairment of properties this year due in large part to lower price forecasts as compared to the prior year. In addition, our overall 2006 financial results were negatively impacted by the considerable expenses associated with the Stone merger agreement and its subsequent termination, the legal and financial costs associated with the unsolicited offer by ATS, and the additional costs incurred in the exploration of strategic alternatives."

    Reserve Replacement and Costs

    EPL's proved reserves at year end 2006 stood at 29.9 million barrels of oil and 170.1 billion cubic feet of natural gas, or 58.3 million Boe, down 2% from 59.3 million Boe at year end 2005. EPL's proved reserves at year-end 2006 were 49% natural gas and 51% oil, and 76% were classified as proved developed. In 2006, the Company replaced 92% of its 2006 production at an average cost of $45.97 per Boe, based on total finding and development costs of $398.9 million (see reconciliation in the appendix). EPL added 8.4 million Boe from its exploration and development program. The Company recorded 0.2 million Boe in revisions to its proved reserves in 2006, reflecting overall positive revisions from year-end 2005 reserves for both its Gulf of Mexico ("GOM") Shelf asset base and its onshore South Louisiana asset base. All of the Company's proved reserve figures are based upon third party engineering estimates prepared by Ryder Scott Company, L.P. and Netherland, Sewell & Associates, Inc.

    Bachmann continued, "Our 76% exploratory drilling success rate in 2006 was back to our historical track record, but the percentage replacement of 2006 production was below our expectations. While we had a number of good discoveries during the year, we did not have a sizable success in our high potential, high risk exploratory program. The majority of our discoveries were made on the Shelf and onshore, and were moderate in size. The full reserve potential of these wells was not booked as proved reserves in 2006. With the benefit of more production history in the wells drilled in 2006, we would expect to see significant additions to our proved reserve base in the future from our internal estimates of approximately 5 million Boe of probable reserves associated with those wells, or 9% of our end of year proved reserves. In 2007, we expect to conclude the evaluation of the wells drilled in the deepwater GOM in 2006, and also to drill more moderate risk, high potential wells, with a focus on those around our existing fields in the South Timbalier area."

    Operational Highlights

    EPL drilled 27 exploratory wells in 2006 on the GOM Shelf, in the deepwater GOM and onshore in South Louisiana. At year end, the Company had decisioned 25 of those wells with 16 discoveries in 20 wells offshore and three discoveries in five wells onshore for an overall exploratory success rate of 76%. Overall, EPL experienced an exploratory success rate of 76% in 2006, within the Company's historical success range, and an improvement over the 2005 success rate of 64%. Two additional wells in the deepwater GOM that also encountered hydrocarbons are still being evaluated. A table of EPL's 2006 exploratory wells is available in the appendix.

    In addition to exploratory drilling, EPL drilled two successful development wells, and completed 35 workovers and recompletions in 2006. Three exploratory wells also successfully found the intended development objectives. Overall, EPL was 100% successful in its low risk drillwell program.

    At year end, undeveloped gross acres stood at 387,938, a 68% increase over the year end 2005 undeveloped acreage of 231,547. Total gross undeveloped and developed acreage at year end 2006 was 607,444 acres.

    Deepwater

    In the first quarter of 2006, EPL entered the deepwater GOM through a 25% working interest in 23 undeveloped leases from Noble Energy, Inc. (NYSE:NBL). Currently EPL has ownership in 24 leases. During the year, three deepwater wells were drilled in Mississippi Canyon 204 (Redrock), 248 (Raton), and 292 (Raton South), all of which found hydrocarbons. The first production planned in this area will be from a natural gas interval discovered in the Raton well last year, with production commencing in late 2007 or early 2008. The other two wells in Mississippi Canyon 204 and 292 are under evaluation. The Company currently has ten identified prospects in the deepwater GOM with over 380 million Boe of net unrisked potential reserves on acreage located in the Mississippi Canyon, Garden Banks, Green Canyon, Atwater Valley, and Vioska Knoll areas.

    2007 Operational Update

    Year to date in 2007, EPL has decisioned one well offshore at South Marsh Island 79 #2. The moderate risk, moderate potential well, which reached its intended depth of 11,296 feet, was a dryhole. EPL had a 100% working interest in the well. The Company will recognize dry hole expense of $5.3 million in the first quarter of 2007 in connection with the well.

    The Company currently has four exploratory wells underway, including the moderate risk, high potential South Timbalier 46 #3 well located on the Shelf, two moderate risk, moderate potential wells located in South Timbalier 26 and South Pass 38 on the Shelf, and one high risk, high potential prospect called Barracuda located onshore in Terrebonne Parish.

    EPL's total budget for its 2007 exploration and development program is $300 million and expected to be funded entirely through internally generated cash flow. The Company does not budget for acquisitions. The Company is currently scheduled to drill 17 exploratory wells offshore in 2007 along with six exploratory wells onshore. The exploratory program consists of 23 wells with net unrisked potential reserves of 47 million Boe. Approximately 70% of the exploration budget is dedicated to moderate to high potential prospects in legacy assets and areas with recent discoveries, such as the South Timbalier, East Cameron and Vermilion areas on the Shelf. The budget currently includes seven high potential prospects, with five of the seven wells in the moderate risk category.

    The Company expects 2007 production to average between 26,000 to 28,000 Boe/day, representing an increase at the upper end of the range of approximately 8% over 2006 annual production of 25,912 Boe/day.

    EPL has scheduled a conference call to review fourth quarter and year end 2006 results this morning, March 1, 2007, at 8:30 A.M. central time. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 9215033.

    The call will be available for replay beginning two hours after the call is completed through midnight of March 6, 2007. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 9215033.

    The conference call will be webcast live as well as for on-demand listening at the Company's web site, www.eplweb.com. Listeners may access the call through the "Conference Calls" link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

    Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

    Forward-Looking Statements

    This press release contains forward-looking information regarding EPL that is intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

    --  reserve and production estimates,

    --  oil and natural gas prices,

    --  the impact of derivative positions,

    --  production expense estimates,

    --  cash flow estimates,

    --  future financial performance,

    --  planned capital expenditures,

    --  the completion of any transaction; and

    -- other matters that are discussed in EPL's filings with the Securities and Exchange Commission (SEC).

    These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. There is no assurance that the exploration of strategic alternatives will result in any agreements or transactions. Please refer to EPL's filings with the SEC, including Form 10-K for the year ended December 31, 2006 to be filed shortly, for a discussion of these risks.

    The documents filed with the SEC by EPL may be obtained free of charge from EPL's website at www.eplweb.com or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New
Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.


Appendix
2006 Exploratory Wells

                                      EPL
                                    Working
        Lease          Well Number  Interest Risk   Result    Region
---------------------- ------------ -------- ---- ---------- ---------
West Cameron 98 (1)    #3st           100%   Mod   Success     Shelf
West Cameron 3         #1             25%    Mod   Success     Shelf
West Cameron 176       #1             25%    Mod   Success     Shelf
Vermilion 101          #1             75%    Mod   Success     Shelf
South Timbalier 46 (1) #3             100%   Mod   Success     Shelf
South Timbalier 42 (1) #2             60%    Mod   Success     Shelf
South Marsh Island 79  #1             100%   Mod   Success     Shelf
Eugene Island 312      #1             40%    Mod   Success     Shelf
East Cameron 46        #A-6           25%    Mod   Success     Shelf
East Cameron 268       #1             50%    Mod   Success     Shelf
East Cameron 109       #5             75%    Mod   Success     Shelf
East Cameron 109       #A-6           50%    Mod   Success     Shelf
South Timbalier 23     #CM-2st        27%    Mod   Success     Shelf
South Timbalier 23     #SB-15st3      27%    Low   Success     Shelf
South Timbalier 23     #CC-4st        27%    Low   Success     Shelf
West Cameron 202       #1             25%    High  Dryhole     Shelf
South Pass 26          #1 (Denali)    40%    High  Dryhole     Shelf
West Cameron 25        #1             100%   High  Dryhole     Shelf
Grand Island 66        #1             50%    Mod   Dryhole     Shelf
Lakeside               Dixie Rice#1   45%    High  Success    Onshore
Little Lake            #3             50%    Mod   Success    Onshore
Little Lake            S/L 18143 #1   50%    Mod   Success    Onshore
Bay Batiste            #1             25%    Mod   Dryhole    Onshore
Four Rivers            #1             33%    Mod   Dryhole    Onshore
Mississippi Canyon 248 #1             25%    Mod   Success   Deepwater
Mississippi Canyon 204 #1             25%    Mod  Evaluating Deepwater
Mississippi Canyon 292 #5             25%    Mod  Evaluating Deepwater

(1) Wells with development sands.


                        ENERGY PARTNERS, LTD.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (In Thousands, except per share data)

                             Three Months Ended       Years Ended
                                December 31,         December 31,
                             ------------------- ---------------------
                               2006      2005       2006       2005
                             --------- --------- ----------- ---------
                                 (Unaudited)     (Unaudited)
Revenues:
  Oil and natural gas        $111,592  $106,345    $449,186  $402,005
  Other                            42       919         364       942
                             --------- --------- ----------- ---------
                              111,634   107,264     449,550   402,947
                             --------- --------- ----------- ---------

Costs and expenses:
  Lease operating              14,092     9,711      58,808    50,431
  Transportation expense          490       258       2,028     1,051
  Taxes, other than on
   earnings                     2,684     2,114      13,632    10,372
  Exploration expenditures,
   dry hole costs and
   impairments                 81,934    29,904     136,425    82,844
  Depreciation, depletion
   and amortization            58,996    23,148     198,162    99,524
  Accretion expense             1,322     1,071       4,572     4,125
  General and administrative   26,919    12,922     120,113    43,205
  Other expense                 1,478         -       4,022         -
                             --------- --------- ----------- ---------
      Total costs and
       expenses               187,915    79,128     537,762   291,552
                             --------- --------- ----------- ---------

Business interruption
 recovery                       1,293    20,632      32,869    20,632

Income (loss) from
 operations                   (74,988)   48,768     (55,343)  132,027
                             --------- --------- ----------- ---------

Other income (expense):
  Interest income                 348       263       1,428       781
  Interest expense             (7,380)   (4,809)    (24,570)  (18,121)
                             --------- --------- ----------- ---------
                               (7,032)   (4,546)    (23,142)  (17,340)
                             --------- --------- ----------- ---------


Income (loss) before income
 taxes                        (82,020)   44,222     (78,485)  114,687
  Income taxes                 29,474   (16,118)     28,085   (41,592)
                             --------- --------- ----------- ---------

Net income (loss)             (52,546)   28,104     (50,400)   73,095

Less dividends earned on
 preferred stock and
 accretion of discount              -         -           -      (944)
                             --------- --------- ----------- ---------

Net income (loss) available
 to common stockholders      $(52,546)  $28,104    $(50,400)  $72,151
                             ========= ========= =========== =========

Basic earnings (loss) per
 share                         $(1.35)    $0.74      $(1.32)    $1.94
                             ========= ========= =========== =========

Diluted earnings (loss) per
 share                         $(1.35)    $0.69      $(1.32)    $1.79
                             ========= ========= =========== =========

Weighted average common
 shares used in computing
 income (loss) per share:
    Basic                      38,947    37,984      38,313    37,097
    Incremental common
     shares                         -     2,877           -     3,662
                             --------- --------- ----------- ---------
    Diluted                    38,947    40,861      38,313    40,759
                             ========= ========= =========== =========



Net income (loss) available
 to common stockholders, as
 reported:                   $(52,546)  $28,104    $(50,400)  $72,151
    Add back:
      Impact of property
       impairments on the
       periods presented       77,939     7,968      84,680    17,907

      Impact of merger and
       acquisition costs on
       the periods presented   11,873         -      66,520         -

    Deduct:
      Impact of income taxes
       on impairments and
       merger and
       acquisition costs at
       a rate of 36%          (32,332)   (2,868)    (54,432)   (6,447)


                             --------- --------- ----------- ---------
Adjusted Non-GAAP net income
 (Unaudited)                   $4,934   $33,204     $46,368   $83,611
                             ========= ========= =========== =========

The table above reconciles net income (loss) as reported to an adjusted non-GAAP amount and is provided as supplemental information, and should not be relied upon as alternative measures to GAAP. The Company's management utilizes both the GAAP and the non-GAAP results, calculated above, to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the certain items. Management believes in certain cases, the Company's GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. Specifically, the Company believes that it is useful to provide investors with information regarding the impact of merger and acquisition costs as well as property impairments on the periods presented because these items are not typical and are not expected to be reoccuring at these levels.


                        ENERGY PARTNERS, LTD.
           CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)

                             Three Months Ended       Years Ended
                                December 31,         December 31,
                             ------------------- ---------------------
                               2006      2005       2006       2005
                             --------- --------- ----------- ---------
                                 (Unaudited)     (Unaudited)
Cash flows from operating
 activities:
  Net income (loss)          $(52,546)  $28,104    $(50,400)  $73,095
  Adjustments to reconcile
   net income (loss) to net
   cash provided by
   operating activities:
      Depreciation,
       depletion and
       amortization            60,318    24,219     202,734   103,649
      (Gain) loss on sale of
       oil and natural gas
       assets                     550      (869)      4,047      (777)
      Stock-based
       compensation             3,070       550      11,038     6,817
      Deferred income taxes   (29,124)   16,114     (27,452)   41,242
      Exploration
       expenditures            80,341    28,718     122,449    69,926
      Amortization of
       deferred financing
       costs                      429       249       1,133       995
      Other                       392       292       1,587       966
  Changes in operating
   assets and liabilities:
      Trade accounts
       receivable              (1,582)  (32,572)      2,390   (18,985)
      Other receivables        35,111   (36,881)     (8,966)  (43,703)
      Prepaid expenses         (1,770)    1,282        (391)     (894)
      Other assets               (419)     (607)        283    (2,338)
      Accounts payable and
       accrued expenses        (8,977)  (12,318)     13,599    40,073
      Other liabilities           897        17          23       (97)
                             --------- --------- ----------- ---------

Net cash provided by
 operating activities         $86,690   $16,298    $272,074  $269,969
                             ========= ========= =========== =========

Reconciliation of
 discretionary cash flow:
      Net cash provided by
       operating activities    86,690    16,298     272,074   269,969
      Changes in working
       capital                (23,260)   81,079      (6,938)   25,944
      Non-cash exploration
       expenditures           (80,341)  (28,718)   (122,449)  (69,926)
      Total exploration
       expenditures            81,934    29,904     136,425    82,844
                             --------- --------- ----------- ---------
Discretionary cash flow
 (Unaudited)                  $65,023   $98,563    $279,112  $308,831
                             ========= ========= =========== =========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.


                        ENERGY PARTNERS, LTD.
       SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                             (Unaudited)

                               Three Months Ended      Years Ended
                                  December 31,        December 31,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

PRODUCTION AND PRICING
------------------------------
Net Production (per day):
  Oil (Bbls)                      9,465     4,916     8,238     7,984
  Natural gas (Mcf)             105,687    82,001   106,042    88,430
    Total (Boe)                  27,080    18,583    25,912    22,722
Oil and Natural Gas Revenues
 (in thousands):
  Oil                           $46,705   $20,423  $179,752  $135,359
  Natural gas                    64,887    85,922   269,434   266,646
    Total                       111,592   106,345   449,186   402,005
Average Sales Prices:
  Oil (per Bbl)                  $53.64    $45.16    $59.78    $46.45
  Natural gas (per Mcf)            6.67     11.39      6.96      8.26
    Average (per Boe)             44.79     62.20     47.49     48.47

Impact of hedging:
  Oil (per Bbl)                      $-    $(6.50)       $-    $(3.15)
  Natural gas (per Mcf)            0.03     (1.03)    (0.02)    (0.24)

OPERATIONAL STATISTICS
------------------------------
Average Costs (per Boe):
  Lease operating expense         $5.66     $5.68     $6.22     $6.08
  Taxes, other than on
   earnings                        1.08      1.24      1.41      1.25
  Depreciation, depletion and
   amortization                   23.68     13.54     20.95     12.00
  Accretion expense                0.53      0.63      0.48      0.50



                        ENERGY PARTNERS, LTD.
                     CONSOLIDATED BALANCE SHEETS
                  (In Thousands, except share data)

                                             December 31, December 31,
                                                2006         2005
                                             ------------ ------------
                                             (Unaudited)
ASSETS
--------------------------------------------
Current assets:
  Cash and cash equivalents                       $3,214       $6,789
  Trade accounts receivable                       74,132       78,326
  Other receivables                               58,269       49,303
  Deferred tax asset                               1,387        5,582
  Prepaid expenses                                 3,570        3,179
                                             ------------ ------------
    Total current assets                         140,572      143,179

Property and equipment, at cost under the
 successful efforts method of accounting for
 oil and natural gas properties                1,527,304    1,189,078
Less accumulated depreciation, depletion and
 amortization                                   (680,845)    (418,347)
                                             ------------ ------------
    Net property and equipment                   846,459      770,731

Other assets                                      13,029       13,284
Deferred financing costs -- net of
 accumulated amortization                          3,785        4,091
                                             ------------ ------------
                                              $1,003,845     $931,285
                                             ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------
Current liabilities:
  Accounts payable                               $47,154      $28,810
  Accrued expenses                               133,198      108,087
  Fair value of commodity derivative
   instruments                                     1,552        9,875
  Current maturities of long-term debt                 -          109
                                             ------------ ------------
    Total current liabilities                    181,904      146,881

Long-term debt                                   317,000      235,000
Deferred income taxes                             62,451       87,559
Asset retirement obligation                       68,767       56,039
Other                                              1,453       11,213
                                             ------------ ------------
                                                 631,575      536,692

Stockholders' equity:
  Preferred stock, $1 par value, authorized
   1,700,000 shares; no shares issued and
   outstanding                                         -            -
  Common stock, par value $0.01 per share.
   Authorized 100,000,000 shares; issued and
   outstanding: 2006 - 42,501,726 shares;
   2005 - 41,468,093 shares                          425          415
  Additional paid-in capital                     365,313      348,863
  Accumulated other comprehensive loss              (994)     (12,619)
  Retained earnings                               64,966      115,366
  Treasury stock, at cost. 2006 - 3,479,814
   and 2005 - 3,474,208 shares                   (57,440)     (57,432)
                                             ------------ ------------
    Total stockholders' equity                   372,270      394,593
  Commitments and contingencies
                                             ------------ ------------
                                              $1,003,845     $931,285
                                             ============ ============


                        ENERGY PARTNERS, LTD.
              SUPPLEMENTAL OIL & NATURAL GAS DISCLOSURE
                             (Unaudited)

                                    Crude Oil  Natural Gas Equivalents
                                     (Mbbl)      (Mmcf)      (Mboe)
                                   ----------- ----------- -----------
Proved developed and undeveloped
 reserves:

December 31, 2003                      27,414     134,404      49,815

  Extensions, discoveries and
   other additions                      3,232      67,049      14,407
  Revisions                             1,295     (21,570)     (2,300)
  Production                           (3,171)    (30,048)     (8,179)
                                   ----------- ----------- -----------
December 31, 2004                      28,770     149,835      53,743

  Purchases of reserves in place        3,949      52,690      12,731
  Extensions, discoveries and
   other additions                      1,086      24,490       5,168
  Revisions                               587     (27,789)     (4,045)
  Production                           (2,914)    (32,277)     (8,294)
                                   ----------- ----------- -----------
December 31, 2005                      31,478     166,949      59,303

  Sales of reserves in place             (129)       (750)       (254)
  Extensions, discoveries and
   other additions                      1,057      44,336       8,446
  Revisions                               515      (1,704)        231
  Production                           (3,007)    (38,708)     (9,458)
                                   ----------- ----------- -----------
December 31, 2006                      29,914     170,123      58,268

Proved developed reserves:

December 31, 2004                      24,737     102,760      41,864
December 31, 2005                      25,646     103,627      42,917
December 31, 2006                      24,811     117,392      44,376

Costs incurred for oil and natural gas property acquisition, exploration and development activities for the three-years ended
 December 31 are as follows (in Thousands):

                                      2006        2005        2004
                                   ----------- ----------- -----------


Business combinations                     420     171,358       2,166

Lease acquisitions                     15,896      27,622       6,551
Exploration                           224,147     171,859     113,278
Development                           158,837     107,910      72,235
                                   ----------- ----------- -----------
  Total finding and development
   costs                              398,880     307,391     192,064
                                   ----------- ----------- -----------
  Total finding, development and
   acquisition costs                  399,300     478,749     194,230
                                   ----------- ----------- -----------
Asset retirement liabilities
 incurred                               5,947       7,151       3,686
Asset retirement revisions              2,562        (247)       (189)
                                   ----------- ----------- -----------
  Total cost incurred                $407,809    $485,653    $197,727

All of the amounts reflected as business combinations in 2006 and 2004 and $0.9 million in 2005 relate to the contingent consideration payments made to former Hall-Houston shareholders.


    CONTACT: Energy Partners, Ltd., New Orleans
             Investors:
             T.J. Thom, 504-799-4830
             or
             Al Petrie, 504-799-1953
             or
             Media:
             Joele Frank, Wilkinson Brimmer Katcher
             Steve Frankel or Jeremy Jacobs, 212-355-4449